EXHIBIT 10.29


                              SANDERSON FARMS, INC.

                       FIFTH AMENDMENT TO CREDIT AGREEMENT


Harris Trust and Savings Bank
Chicago, Illinois

SunTrust Bank, Atlanta
Atlanta, Georgia

Credit Agricole Indosuez, Chicago Branch
     (formerly known as Caisse Nationale de Credit
     Agricole, Chicago Branch)
Chicago, Illinois

Trustmark National Bank
Jackson, Mississippi

Ladies and Gentlemen:

         Reference is hereby made to that certain Credit Agreement dated as of July 31, 1996, as amended (the "Credit Agreement") among the undersigned, Sanderson Farms, Inc., a Mississippi corporation (the "Company"), you (the "Banks") and Harris Trust and Savings Bank, as agent for the Banks (the "Agent"). All defined terms used herein shall have the same meaning as in the Credit Agreement unless otherwise defined herein.

         The Credit Agreement provides for a $100,000,000 Revolving Credit to be made available to the Company. The Company now applies to the Banks to amend the Credit Agreement to change the Applicable Margins and amend certain covenants contained in the Credit Agreement, all in the manner and on the terms and conditions set forth herein.

          1. AMENDMENTS.

         Upon satisfaction of all of the conditions precedent set forth in
Section 2 hereof, the Credit Agreement shall be amended as follows:

        1.1. Section 1.3 of the Credit Agreement shall be amended to read as follows:

                  "Section 1.3.  Intentionally Omitted."

        1.2. The definition of the term "Applicable Eurodollar Margin" appearing in Section 4 of the Credit Agreement shall be amended to read as follows:

                  " "Applicable Eurodollar Margin" with respect to Eurodollar Loans and "Applicable Commitment Fee Margin" with respect to the commitment fee payable under Section 2.1 hereof, shall each mean the rate specified for such obligation below in Levels I, II, III and IV for the range of Funded Debt Ratio specified for each Level:

 -------------------------------------------------------------------------------

                     LEVEL I    LEVEL II      LEVEL III     LEVEL IV    LEVEL V


 Funded Debt Ratio     <35%>  35% and <45%>  45% and <55%>  55% < 65%>     65%



 Revolving Credit     1.25%       1.75%         2.25%         2.50%      2.75%
 Eurodollar Margin


 Commitment Fee        .20%       .25%           .30%         .30%        .30%
 -------------------------------------------------------------------------------

         Not later than ten (10) Business Days after receipt by the Banks of the Compliance Certificate called for by Section 7.4(c) hereof for the applicable fiscal quarter, the Agent shall determine the Funded Debt Ratio for the applicable period and shall promptly notify the Company of such determination and of any change in the Applicable Eurodollar Margin and Applicable Commitment Fee Margin (collectively, "Applicable Margins") resulting therefrom. Any such change in the Applicable Margins shall be effective as of the date the Agent so notifies the Company with respect to all Eurodollar Loans and Eurodollar Portions outstanding, and commitment fees payable, on such date, and such new Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination in accordance with this Section. Each determination of the Funded Debt Ratio and Applicable Margins by the Agent in accordance with this Section shall be conclusive and binding on the Company absent manifest error. From the date hereof until the Applicable Margins are first adjusted pursuant hereto, the Applicable Margins shall be those set forth in Level II above."

        1.3. Section 7.8 of the Credit Agreement shall be amended to read as follows:

                  "Section 7.8. Consolidated Net Working Capital. The Company will maintain at all times Consolidated Net Working Capital in an amount not less than the amount indicated below during each fiscal year of the Company indicated below:

         FISCAL YEAR ENDING               MINIMUM REQUIRED AMOUNT

          October 31, 1996                      $42,000,000
          October 31, 1997                      $45,000,000
          October 31, 1998                      $48,000,000
          October 31, 1999                      $50,000,000
          October 31, 2000                      $50,000,000
          October 31, 2001                      $50,000,000
          October 31, 2002                      $50,000,000
          Thereafter                            $50,000,000"

        1.4. Section 7.9 of the Credit Agreement shall be amended to read as follows:

                  "Section 7.9. Consolidated Tangible Net Worth The Company will maintain at all times Consolidated Tangible Net Worth during each fiscal year of the Company in an amount not less than:

                   (a) during each fiscal quarter of the fiscal year ending October 31, 2000, $95,000,000 plus any Net Proceeds of Stock issued during any preceding quarter or quarters of such fiscal year plus 50% of an amount (but not less than zero) equal to (i) the Company's Consolidated Net Income through the preceding quarter-end in such fiscal year, minus (ii) $3,000,000; and

                   (b) during each fiscal quarter of each fiscal year of the Company thereafter, an amount equal to the sum of the minimum amount required to be maintained on the last day of the preceding fiscal year of the Company plus the Net Proceeds of Stock issued in the last quarter of the preceding fiscal year and any preceding quarter or quarters of the then current fiscal year plus 50% of an amount (but not less than zero) equal to (i) the Company's Consolidated Net Income, if any, through the immediately preceding fiscal quarter end of such fiscal year minus (ii) $3,000,000."

        1.5. Section 7.10 of the Credit Agreement shall be amended to read as follows:

                  "Section 7.10. Consolidated Indebtedness for Borrowed Money to Total Capitalization. The Company will not permit the ratio of its Consolidated Indebtedness for Borrowed Money to its Total Capitalization (the "Funded Debt Ratio") at any time to exceed the percentage indicated below during each fiscal year of the Company specified below:

               FISCAL YEAR ENDING                        MAXIMUM PERCENTAGE

                October 31, 1996                                    55%
                October 31, 1997                                    65%
                October 31, 1998                                    65%
                October 31, 1999                                    55%
                October 31, 2000                                    55%
                October 31, 2001                                    60%
                October 31, 2002                                    55%
                Thereafter                                        55%."

        1.6. Section 7.12 of the Credit Agreement shall be amended to read as follows:

                  "Section 7.12. Capital Expenditures. The Company will not, and will not permit any Subsidiary to, be obligated to spend during any fiscal year for capital expenditures (as defined and classified in accordance with generally accepted accounting principles consistently applied, including without limitation any such capital expenditures in respect of Capitalized Leases but excluding any acquisition permitted by Section 7.14(d) which might constitute such a capital expenditure) an aggregate amount for the Company and its Subsidiaries in excess of the amount indicated below for each fiscal year of the Company plus an amount (the "Carryover Amount") permitted to be spent in the preceding fiscal year but not actually spent therein (the "Maximum Carryover Amount to the Next Fiscal Year"):

                                    MAXIMUM          MAXIMUM CARRYOVER AMOUNT
  FISCAL YEAR ENDING         LIMITATION AMOUNT       TO THE NEXT FISCAL YEAR

   October 31, 1996               $65,000,000               Unlimited
   October 31, 1997               $45,000,000               Unlimited
   October 31, 1998               $25,000,000             $ 7,500,000
   October 31, 1999              Prior Year's             $ 7,500,000
                       Depreciation
   October 31, 2000                        Prior Year's             $ 7,500,000
                       Depreciation
   October 31, 2001                        Prior Year's             $ 7,500,000
                       Depreciation
   October 31, 2002                        Prior Year's             $ 7,500,000
                       Depreciation
   Thereafter                              Prior Year's             $ 7,500,000
                       Depreciation

          2. CONDITIONS PRECEDENT.

         The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

        2.1. The Company and each of the Banks shall have executed this Amendment.

        2.2. Each Guarantor Subsidiary shall have executed the Guarantors' Acknowledgment attached hereto.

        2.3. The Agent shall have received the favorable written opinion of counsel for the Company and the Guarantor Subsidiaries in the form of Exhibit A attached hereto.

        2.4. The Agent shall have received a Certificate of the Treasurer of the Company and each of the Guarantor Subsidiaries with respect to (a) resolutions of their respective Board of Directors authorizing the transactions contemplated hereby, and (b) incumbency and signature of the President, Treasurer and Secretary of the Company and each Guarantor Subsidiary.

          3. REPRESENTATIONS AND WARRANTIES.

        3.1. Each of the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct.

        3.2. The Company is in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Potential Default has occurred and is continuing thereunder or shall result after giving effect to this Amendment.

          4. MISCELLANEOUS.

        4.1. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Revolving Notes, or any communication issued or made pursuant to or with respect to the Credit Agreement or the Revolving Notes, any reference to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

        4.2. This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.



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         Upon acceptance hereof by the Agent and the Banks in the manner hereinafter set forth, this Amendment shall be a contract between us for the purposes hereinabove set forth.

         Dated as of February 16, 2001.


                       SANDERSON FARMS, INC.



                       By /s/D. Michael Cockrell
                       Its Treasurer and Chief Financial Officer

         Accepted and agreed to as of the day and year last above written.


                       HARRIS TRUST AND SAVINGS BANK
                       individually and as Agent


                       By /s/Curtis Flammini
                       Its Vice President

                       SUNTRUST BANK, ATLANTA


                       By /s/Hugh Brown
                       Its AVP

                       By /s/Gregory L. Cannon
                       Its Director

                       CREDIT AGRICOLE INDOSUEZ, CHICAGO BRANCH (formerly known as Caisse Nationale de Credit Agricole, Chicago
                       Branch)


                       By
                       Its___________________________________________________


                       By
                       Its___________________________________________________

                       TRUSTMARK NATIONAL BANK


                       By /s/William H. Edward
                       Its Vice President



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                           GUARANTORS' ACKNOWLEDGMENT

         The undersigned, each of which has executed and delivered to the Banks a Guaranty Agreement dated as of July 31, 1996 (the "Guaranty Agreement"), hereby acknowledges the amendment of the Credit Agreement as set forth above and agrees that all of the Company's indebtedness, obligations and liabilities to the Banks and the Agent under the Credit Agreement and the Notes as amended by the foregoing Amendment shall continue to be entitled to the benefits of said Guaranty Agreement. The undersigned further agree that the Acknowledgment or consent of the undersigned to any further amendments of the Credit Agreement shall not be required as a result of this Acknowledgment having been obtained, except to the extent, if any, required by the Guaranty Agreement.


Dated as of February 16, 2001.

                          SANDERSON FARMS, INC. (FOODS DIVISION)


                          By  /s/D. Michael Cockrell
                          Its Treasurer and Chief Financial Officer            _

                          SANDERSON FARMS, INC. (PRODUCTION DIVISION)


                          By /s/D. Michael Cockrell
                          Its Treasurer and Chief Financial Officer            _

                          SANDERSON FARMS, INC. (PROCESSING DIVISION)


                          B /s/D. Michael Cockrell
                          Its Treasurer and Chief Financial Officer


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                                    EXHIBIT A







                                   LAW OFFICES
                           Wise Carter Child & Caraway
                            PROFESSIONAL ASSOCIATION

                              600 HERITAGE BUILDING
                             401 EAST CAPITOL STREET
                               POST OFFICE BOX 651
                         JACKSON, MISSISSIPPI 39205-0651

                                  601-968-5500


HENRY E. CHATHAM, JR.                          DIRECT DIAL: 601-968-5520
hec@wisecarter.com                               FACSIMILE: 601-968-5593










                                February 16, 2001



Harris Trust and Savings Bank
Chicago, Illinois

SunTrust Bank, Atlanta
Atlanta, Georgia

Credit Agricole Indosuez,
Chicago Branch (formerly known as
Caisse Nationale de Credit Agricole, Chicago Branch)
Chicago, Illinois

Trustmark National Bank
Jackson, Mississippi

Ladies and Gentlemen:

         We have served as counsel to Sanderson Farms, Inc., a Mississippi corporation (the "Borrower"), in connection with the amendment of the Credit Agreement dated as of July 31, 1996, as previously amended (the "Credit Agreement") among the Borrower and you pursuant to a Fifth Amendment to Credit Agreement of even date herewith (the "Amendment") and that certain Second Amendment to the Reimbursement Agreement of even date herewith by and between Borrower and Harris Trust and Savings Bank ("Second Amendment to Reimbursement Agreement"). We have also served as counsel to (a) Sanderson Farms, Inc. (Foods Division), a Mississippi corporation, (b) Sanderson Farms, Inc. (Production Division), a Mississippi corporation, and (c) Sanderson Farms, Inc. (Processing Division), a Mississippi corporation (individually a "Subsidiary" and collectively the "Subsidiaries") in connection with the acknowledgment, pursuant to a Guarantors' Acknowledgment of even date herewith, of each such Subsidiary's guaranty of the Borrower's obligations under the Credit Agreement pursuant to a Guaranty Agreement dated July 31, 1996 (the "Guaranty Agreement"). As such counsel, we have reviewed the records of the corporate proceedings necessary to authorize the execution and


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Harris Trust and Savings Bank, et al.
February 16, 2001
Page 2





delivery of the Amendment and the Second Amendment to Reimbursement Agreement and related documents by the Borrower and of the Guarantors' Acknowledgment by each of the Subsidiaries and have examined the original executed Amendment, Second Amendment to Reimbursement Agreement and the Guarantors' Acknowledgment (collectively, the "Loan Documents") or copies or facsimiles thereof certified or otherwise identified to our satisfaction. Capitalized terms used but not defined in this opinion have the meanings ascribed to them by the Credit Agreement.

         As counsel to the Borrower and the Subsidiaries, we have reviewed a copy of the Certificate of Existence/Authority for each of the Borrower and the Subsidiaries issued by the Secretary of State of Mississippi as of a recent date and the certificate of incorporation, articles of incorporation and bylaws under which the Borrower and the Subsidiaries are organized. We have also examined such other instruments and records and inquired into such other factual matters and matters of law as we deem necessary or pertinent to the formulation of the opinions hereinafter expressed. As to various questions of fact material to the opinions hereinafter expressed, we have relied without independent investigation upon statements or certificates of officers, assistant officers or representatives of the Borrower and the Subsidiaries, including the certificate attached hereto as Exhibit A, and the correctness of the representations made in the Loan Documents by the Borrower or any one of the Subsidiaries.

         With your permission and without independent investigation, we have assumed, except to the extent specifically opined below, for purposes of this opinion the following:

         a. The genuineness of all signatures other than those of the Borrower and the Subsidiaries;

         b. The authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or submitted to us by facsimile;

         c. The due authorization, execution and delivery by each party other than the Borrower and the Subsidiaries and, where appropriate, recordation of each of the Loan Documents, and all other documents referred to herein;

         d. That all documents submitted to us are accurate and complete;

         e. That each of the Borrower and the Subsidiaries has complied with all applicable federal and state securities laws in connection with the transactions contemplated by the Loan Documents;



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Harris Trust and Savings Bank, et al.
February 16, 2001
Page 3





         f. That, except as stated in the Loan Documents, there are no documents or agreements between any one or more of you, on the one hand, and any one or more of the Borrower and the Subsidiaries, on the other hand, that would have an effect on the opinions expressed in this opinion letter; and

         g. That Certificates of Existence/Authority issued on the date hereof for the Borrower and the Subsidiaries would be substantially identical to the ones referred to above.

         Based on the foregoing and upon our examination of the Certificate of Existence/Authority, certificate of incorporation, articles of incorporation and bylaws of each of the Borrower and each Subsidiary, in reliance thereon and subject to the assumptions, qualifications, exceptions and limitations set forth in this opinion, we are of the opinion that:

         2. Each of the Borrower and the Subsidiaries is a valid and subsisting corporation duly organized and existing under the laws of the State of Mississippi with corporate power and authority to carry on its business as now conducted and is duly licensed or qualified in each jurisdiction wherein the failure to be so licensed or qualified would have a material adverse effect on the condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

         3. The Borrower has full corporate right, power and authority to borrow from you, to execute and deliver the Loan Documents to which it is a party, and to perform its obligations under the Loan Documents to which it is a party. Except as specified in the Credit Agreement, the execution and delivery of such Loan Documents by the Borrower do not, nor will the observance or performance of any of the matters or things therein provided for, contravene any provision of law or of the certificate of incorporation, articles of incorporation or bylaws of the Borrower (there being no other agreements under which the Borrower is organized) or, to the best of our knowledge, of any covenant, indenture or agreement binding upon or affecting the Borrower or any of its properties or assets.

         4. The Amendment and the Second Amendment to Reimbursement Agreement executed by the Borrower have been duly authorized by all necessary corporate action (no stockholder approvals being required), have been executed and delivered by the proper officers of the Borrower, and, if the internal law of Mississippi, without regard to choice of law principles, were to apply, the Credit Agreement, as amended by the Amendment and the Second Amendment to Reimbursement Agreement, constitute the valid and binding agreements of the Borrower and are enforceable against the Borrower in accordance with their respective terms.

         5. Each Subsidiary has full corporate right, power and authority to guarantee all indebtedness, obligations and liabilities, whether now existing or hereafter arising, of the


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Harris Trust and Savings Bank, et al.
February 16, 2001
Page 4





Borrower to you under the Credit Agreement, to execute and deliver the Guarantors' Acknowledgment and to perform its obligations thereunder. Except as specified in the Credit Agreement, the execution and delivery of the Guarantors' Acknowledgment by the Subsidiaries do not, nor will the observance or performance of any of the matters or things therein provided for, contravene any provision of law or of the certificate of incorporation, articles of incorporation or bylaws of any Subsidiary (there being no other agreements under which any Subsidiary is organized) or, to the best of our knowledge, of any covenant, indenture or agreement binding upon or affecting any Subsidiary or any of their respective properties or assets.

         6. The Guarantors' Acknowledgment has been duly authorized by all necessary corporate action, has been executed and delivered by the proper officers of each Subsidiary, and the Guaranty Agreement as supplemented by the Guarantors' Acknowledgment constitutes the valid and binding agreement of each Subsidiary and, if the internal law of Mississippi, without regard to choice of law principles, were to apply, is enforceable against each Subsidiary in accordance with its terms.

         7. The rates of interest applicable under the Credit Agreement as amended by the Amendment would not violate the usury laws of the State of Mississippi should such laws apply to the loans outstanding under the Credit Agreement.

         8. Except as specified in the Credit Agreement, no order, authorization, consent, license or exemption of, or filing or registration with, any court or governmental department, agency, instrumentality or regulatory body, whether local, state or federal, is or will be required in connection with the lawful execution and delivery by Borrower of the Loan Documents to which it is a party or by any Subsidiary of the Guarantors' Acknowledgment or the observance and performance by the Borrower and the Subsidiaries of any of the respective terms thereof.

         9. Except as may be disclosed in the Certificate of the Treasurer of the Company attached hereto, we have not been engaged to give substantive attention to any litigation pending or threatened against or involving the Borrower, any Subsidiary or any of their respective assets and properties, which if adversely determined would reasonably be expected to result in a material adverse change in the properties, business, operations, or financial condition of the Borrower and its Subsidiaries taken as a whole.

         Notwithstanding anything stated herein to the contrary, we express no opinion as to any of the following with respect to any of the Loan Documents.

         (i) Enforceability of any powers of attorney whether or not designated as irrevocable;



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Harris Trust and Savings Bank, et al.
February 16, 2001
Page 5





         (ii) (a) The availability of injunctive relief, specific performance or any other recourse or remedy normally dependent upon the exercise of judicial discretion; (b) the availability of self- help remedies; and (c) the enforceability of waivers or relinquishment of procedural or other protections (such as, but without limitation, notices, delays, rights to appraisement and/or redemptions) afforded by applicable laws and judicial decisions;

         (iii) The effect of the Agent's and/or the Banks' compliance or noncompliance with any state or federal laws or regulations applicable because of their legal or regulatory status or the nature of their business or their participation in the transactions contemplated by the Loan Documents;

         (iv) The enforceability of any provision in which a party attempts to contract out of liability for its own negligence, fault, gross fault, intentional wrongful acts, gross negligence, strict liability or other conduct;

         (v) The enforceability of any provision in which a party is indemnified or held harmless for its own negligence, fault, gross fault, gross negligence, intentional misconduct, strict liability or other conduct or for the acts or omissions of third parties;

         (vi) The enforceability of any provision for attorneys' fees other than reasonable attorneys' fees;

         (vii) The enforceability of any provision stipulating for the imputation or application of payments in any manner other than that provided by Mississippi law;

         (viii) The enforceability of any provision by which an assignee succeeds to the rights and benefits of the assignor but disclaims responsibility for any obligations of the assignor;

         (ix) The strict enforceability of each and every remedy and provision in accordance with the terms thereof under all facts and circumstances; or the compliance of each and every such remedy and provision with Mississippi statutes or regulatory orders;

         (x) The enforceability of any provision entitling any party to the appointment of a receiver;

         (xi) The enforceability of any provision (a) waiving any statutes of limitation or prescriptive periods; (b) submitting to the jurisdiction of any court; (c) waiving rights to assert counterclaims or defenses; (d) constituting a forum selection clause; (e) in the Guaranty Agreement purporting to make the obligation of any of the Subsidiaries absolute, notwithstanding any defect, invalidity, irregularity or unenforceability of the instruments giving rise to the Borrower's


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Harris Trust and Savings Bank, et al.
February 16, 2001
Page 6





obligation under the Loan Documents; (f) waiving liability of any other party; or (g) waiving the right to trial by jury; and

         (xii) The enforceability of any choice of law provision.

         The opinions expressed in this letter are qualified to the extent that the validity, binding nature, and enforceability of any of the terms of the Loan Documents may be limited or otherwise affected by (1) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding in equity or at law); (2) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, receivership or other similar laws generally affecting the enforcement of creditors' rights at the time in effect; (3) limitations based on Mississippi statutes or on Mississippi public policy limiting a person's right to waive the benefits of statutory provisions or common law rights; or (4) limitations imposed by Mississippi law on the right of a lender to exercise rights and remedies under the Loan Documents for default by the borrower if it is determined that the defaults are not material. As used herein, the phrases "to our knowledge" or "to the best of our knowledge" or any phrase of like import refers to the conscious awareness of information, without special investigation, of the lawyer or lawyers within this firm who devote substantive legal attention to the affairs of the Borrower or the Subsidiaries.

         Notwithstanding the foregoing, it is our opinion that the remedies and provisions contained in the Loan Documents that would (assuming the enforceability of the Loan Documents under Mississippi law) be enforceable and that do not violate Mississippi statutes or regulatory orders or public policy are sufficient as a whole, subject to the qualifications, limitations and exceptions stated elsewhere herein, for the practical realization of the essential benefits intended to be provided thereby.

         The opinions expressed herein are based upon an interpretation of, and are limited to, existing laws, ordinances and regulations of the State of Mississippi, which laws are subject to change at any time by legislation, administrative action or judicial decision. We undertake no obligation and hereby disclaim any obligation to update or supplement this opinion in response to subsequent changes in the law or future events affecting the transactions contemplated by the Loan Documents.

         We are admitted to the practice of law in the State of Mississippi. We are opining herein only with respect to the laws of Mississippi, and we assume no responsibility and render no opinion as to the applicability to, or the effect on, the matters addressed herein of the laws of any other jurisdiction. We do not express any opinion, either implicitly or otherwise, on any issue not expressly set forth herein.


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Harris Trust and Savings Bank, et al.
February 16, 2001
Page 7




         Please be advised that this opinion letter is rendered solely for your information and assistance in connection with the above transaction and may not be otherwise used, relied upon, quoted or referred to by any other person or for any other purpose without our prior written consent.

                                           Very truly yours,

                                           WISE CARTER CHILD & CARAWAY,
                                           Professional Association


                                           By:/s/Henry E. Chatham, Jr.
                                           ---------------------------
                                            Henry E. Chatham, Jr.



HEC:loh
Attachment




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